Exhibit 10.1

OLD SECOND BANCORP, INC.

2008 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 2), by and between the Participant and Old Second Bancorp, Inc., a Delaware corporation;

WITNESSETH THAT:

WHEREAS, the Company maintains the Old Second Bancorp, Inc. 2008 Equity Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Award Agreement, and the Participant has been selected by the Committee administering the Plan to receive a Restricted Stock Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

Section 1.              Award.  In accordance with the Plan, the Company hereby grants to the Participant this Award which represents the right to receive Stock (the “Covered Shares”) as set forth in Section 2. This Award is in all respects limited and conditioned as provided herein.

Section 2.              Terms of Restricted Stock Award.  The following words and phrases relating to the grant of the Award shall have the following meanings:

(a)           The “Participant” is [               ].

(b)           The “Grant Date” is [               ].

(c)           The number of “Covered Shares” is [          ] shares of Stock.

Except where the context clearly implies to the contrary, any capitalized term in this Award Agreement shall have the meaning ascribed to that term under the Plan.

Section 3.              Restricted Period.  This Award Agreement evidences the Company’s grant to the Participant as of the Grant Date, on the terms and conditions described in this Award Agreement and in the Plan, the right of the Participant to receive stock free of restrictions once the Restricted Period ends.

(a)           Subject to the limitations of this Award Agreement, the “Restricted Period” for the Covered Shares shall begin on the Grant Date and end upon the first to occur of the following (but only if the Participant has not had a Termination of Service before the end of the Restricted Period):

(i)            the date on which all obligations of the Company arising from financial assistance provided under the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008 are no longer outstanding; or

(ii)           the date on which the restrictions and executive compensation limits applicable to this Award Agreement, are waived, removed or redacted, or are otherwise no longer applicable.

(b)           In the event the Participant’s Termination of Service occurs prior to the expiration of the Restricted Period, the Participant shall forfeit all rights, title and interest in and to the Covered Shares still subject to a Restricted Period as of the Participant’s Termination of Service date.

Section 4.              Delivery of Shares.  Delivery of Stock or other amounts under this Award Agreement and the Plan shall be subject to the following:

(a)           Compliance with Applicable Laws.  Notwithstanding any other provision of this Award Agreement or the Plan, the Company shall have no obligation to deliver any Stock or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(b)           Certificates.  To the extent that this Award Agreement and the Plan provide for the issuance of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

Section 5.              Withholding.  All deliveries of shares of Stock pursuant to this Award Agreement shall be subject to withholding of all applicable taxes.  The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs or Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any certificate or certificates for Stock (or cash or other property) under the Award Agreement.  At the election of the Participant, subject to the rules and limitations as may be established by the Company, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which Participant is otherwise entitled.

Section 6.              Non-Transferability of Award.  During the Restricted Period, the Participant shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of any Covered Shares awarded under this Award.

Section 7.              Dividends.  The Participant shall be entitled to receive dividends and distributions paid on the Covered Shares during the Restricted Period; provided, however, that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions occurring before or prior to the Grant Date, or with respect to record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares.

Section 8.              Voting Rights.  The Participant shall be entitled to vote the Covered Shares during the Restricted Period; provided, however, that the Participant shall not be entitled to vote Covered Shares with respect to record dates for any Covered Shares occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares.

Section 9.              Deposit of Restricted Stock Award.  Each certificate issued with respect to Covered Shares awarded under this Award Agreement and subject to the restrictions contained herein, shall be registered in the name of the Participant and shall be retained by the Company, or an agent of the Company, until the end of the Restricted Period with respect to such Covered Shares.

Section 10.            Heirs and Successors.  This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed, respectively, at the time of the Participant’s death, such rights shall be settled and payable to the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Award Agreement and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require.  The designation of beneficiary form may be amended or revoked from time to time by the Participant.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been payable to the Participant and shall be payable to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the settlement of Designated Beneficiary’s rights under this Award Agreement, then any rights that would have been payable to the Designated Beneficiary shall be payable to the legal representative of the estate of the Designated Beneficiary.

Section 11.            Administration.  The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by it with respect to this Award Agreement or the Plan are final and binding on all persons.

Section 12.            Plan Governs.  Notwithstanding anything in this Award Agreement the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Award Agreement are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.  Notwithstanding anything in this Award Agreement to the contrary, in the event of any discrepancies between the corporate records and this Award Agreement, the corporate records shall control.

Section 13.            Interpretation.  The Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Company from time to time.  Any interpretation of the Award Agreement by the Company and any decision made by it with respect to the Award Agreement are final and binding on all persons.  Notwithstanding anything in the Award Agreement to the contrary, in the event of any discrepancies between the corporate records and the Award Agreement, the corporate records shall control

Section 14.            Not an Employment Contract.  The Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

Section 15.            Amendment.  This Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written Award Agreement of the Participant and the Company without the consent of any other person.

Section 16.            Governing Law.  This Award Agreement, the Plan, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 17.            Validity.  If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Award Agreement shall be construed and enforced as if such illegal or invalid provision has never been included herein.

Section 18.            Section 409A Amendment.  The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A.  Participant’s acceptance of this Award Agreement constitutes acknowledgement and consent to such rights of the Committee.

Section 19.            EESA Amendment.  The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Section 111(b)(3)(D)(i)(III) of the Emergency Economic Stabilization Act of 2008.  Participant’s acceptance of this Award constitutes acknowledgement and consent to such rights of the Committee.

IN WITNESS WHEREOF, the Participant and the Company have executed this Award Agreement, all as of the Grant Date.

PARTICIPANT

[ ]	Date

OLD SECOND BANCORP, INC.

By:
Its: